Exhibit 23


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-55179 of Koger Equity, Inc. on Form S-3, Registration Statement No. 33-54617 of Koger Equity , Inc. on Form S-8, Registration Statement No. 333-20975 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-23429 of Koger Equity, Inc. on Form S-8, Registration Statement No. 333-37919 of Koger Equity, Inc. on Form S-3, Registration Statement No. 333-33388 of Koger Equity, Inc. on Form S-8 and Registration Statement No. 333-38712 of Koger Equity, Inc. on Form S-8 of our report dated November 21, 2003, on the statement of revenues and certain expenses of the Rosemeade Building and CIGNA Plaza for the year ended December 31, 2002 appearing in this Current Report on Form 8-K/A of Koger Equity, Inc., dated September 11, 2003.



DELOITTE & TOUCHE LLP

West Palm Beach, Florida
November 21, 2003